As filed with the Securities and Exchange Commission on November 21, 2013.	Registration No. 033-78798
Registration No. 333-52995

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 033-78798
Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-52995

UNDER THE SECURITIES ACT OF 1933
__________

STRATUS PROPERTIES INC.
(Exact name of registrant as specified in its charter)

Delaware	72-1211572
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
212 Lavaca Street, Suite 300
Austin, Texas 78701
(Address, including zip code, of
Principal Executive Offices)

FM Properties Inc. Stock Option Plan
Stratus Properties Inc. 1998 Stock Option Plan
(Full title of the plans)
__________

Kenneth N. Jones
General Counsel and Corporate Secretary
Stratus Properties Inc.
212 Lavaca Street, Suite 300
Austin, Texas 78701
(512) 478-5788
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Kelly Simoneaux
Jones Walker LLP
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Stratus Properties Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•
Registration No. 033-78798, filed with the SEC on May 11, 1994, registering 850,000 shares of the Company’s common stock, par value $0.01 per share, issuable under the FM Properties Inc. Stock Option Plan; and

•
Registration No. 333-52995, filed with the SEC on May 19, 1998, registering 850,000 shares of the Company’s common stock, par value $0.01 per share, and related preferred stock purchase rights, issuable under the Stratus Properties Inc. 1998 Stock Option Plan.

In accordance with the undertakings contained in the Registration Statements, the Company hereby files these post-effective amendments to the Registration Statements to deregister all of the securities of the Company registered under the Registration Statements (consisting of shares of common stock and related preferred stock purchase rights) that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 21, 2013.
Stratus Properties Inc.

By:    /s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities indicated on November 21, 2013.

Signature	Title
/s/ William H. Armstrong III William H. Armstrong III	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ Erin D. Pickens Erin D. Pickens	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ C. Donald Whitmire, Jr. C. Donald Whitmire, Jr.	Vice President and Controller (Principal Accounting Officer)
____________________ William H. Lenehan IV	Director
/s/ James C. Leslie James C. Leslie	Director
/s/ Michael D. Madden Michael D. Madden	Director
/s/ Charles W. Porter Charles W. Porter	Director

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